Exhibit 10

VOTING AGREEMENT

by and between

FORTUNE BRANDS, INC.,

ACCO WORLD CORPORATION

and

LANE INDUSTRIES, INC.

March 15, 2005

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of March 15, 2005, by and among FORTUNE BRANDS, INC., a Delaware corporation (“Fortune”), ACCO WORLD CORPORATION, a Delaware corporation (“ACCO”), and LANE INDUSTRIES, INC., a Delaware Corporation (the “Stockholder”).

WITNESSETH:

WHEREAS, Fortune, ACCO, Gemini Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and General Binding Corporation, a Delaware corporation (“GBC”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended in accordance with its terms, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for a merger of Acquisition Sub with and into GBC, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder owns, beneficially and of record, the number of shares of GBC Common Stock and GBC Class B Common Stock set forth on Exhibit A hereto (such shares of GBC Common Stock and GBC Class B Common Stock, together with any other shares of GBC Common Stock and GBC Class B Common Stock of which the Stockholder acquires beneficial or record ownership after the date hereof and during the term of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the “Subject Shares”);

WHEREAS, the Stockholder, Fortune and ACCO desire to enter into this Agreement to provide for, among other things, (i) the obligation of the Stockholder to vote its Subject Shares to approve the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement and (ii) certain restrictions on the sale or other transfer of the record ownership or the beneficial ownership, or both, of the Subject Shares by the Stockholder until the termination of this Agreement;

WHEREAS, as a condition to the willingness of Fortune and ACCO to enter into the Merger Agreement, Fortune and ACCO have required that the Stockholder enter into this Agreement; and

WHEREAS, as a condition to, and in consideration of, the Stockholder’s willingness to enter into this Agreement, concurrently with execution of this Agreement ACCO and the Stockholder have entered into a registration rights agreement (the “Registration Rights Agreement”).

NOW, THEREFORE, to induce Fortune and ACCO to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein and in the Registration Rights Agreement, the parties agree as follows:

ARTICLE I

COVENANTS OF THE STOCKHOLDER

Until the termination of this Agreement in accordance with Article 7, the Stockholder agrees as follows:

Section 1.01 Voting of Subject Shares.

(a) Subject to the second sentence of Section 8.01 of this Agreement, at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of stockholders of GBC, however called, or in connection with any written consent of the stockholders of GBC, to vote upon, or deliver a written consent with respect to the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement, or in any other circumstances upon which a vote or other approval with respect to the Merger Agreement, the Merger and any other transactions contemplated thereby is sought, the Stockholder shall vote all Subject Shares in favor of the Merger Agreement, the Merger and any other transactions contemplated by the Merger Agreement, as applicable, and shall vote all Subject Shares in favor of any other actions presented to stockholders that are necessary or desirable in furtherance of the Merger Agreement, the Merger and all other transactions contemplated thereby. The agreements set forth in the immediately preceding sentence shall equally apply if such approvals were to be sought by the solicitation of written consents. It is understood and agreed that the Stockholder shall have no obligation hereunder to (i) call any meeting of stockholders of GBC, (ii) submit matters for approval of stockholders of GBC by written consent, or (iii) otherwise present matters to the vote or approval of stockholders of GBC.

(b) At any meeting of stockholders of GBC or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote all Subject Shares against (i) any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of GBC under the Merger Agreement and (ii) except with the prior written consent of Fortune, any action or agreement that would reasonably be expected to adversely affect or delay the Merger in any respect including, but not limited to: (A) any GBC Acquisition Proposal; (B) any amendment of GBC’s certificate of incorporation or bylaws other than as specifically contemplated by the Merger Agreement, any other proposal, action or transaction involving GBC or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of GBC’s capital stock; (C) any change in the Persons who constitute the board of directors of GBC that is not approved in advance by at least a majority of the Persons who were directors of GBC as of the date of this Agreement (or their successors who were so approved); (D) any material change in the present capitalization or dividend policy of GBC; or (E) any other material change in GBC’s corporate structure or business that would reasonably be expected to adversely affect or delay the Merger in any respect. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

Section 1.02 Proxies. The Stockholder hereby irrevocably, but subject to the termination provisions set forth in Article 7 hereof and the provisions of the second sentence of Section 8.01, appoints and constitutes Christopher J. Klein and Mark A. Roche (the “Proxy Holders”), and each of them, with full power of substitution and resubstitution, as proxy for and attorney in fact of the Stockholder to act with respect to and vote the Subject Shares for and in the name, place and stead of the Stockholder at any annual, special or other meeting of the holders of shares of GBC Common Stock and GBC Class B Common Stock and at any adjournment or postponement thereof or pursuant to any written consent in lieu of meeting, to the fullest extent that the Subject Shares are entitled to be voted, on the matters specified in Section 1.01 (the “Specified Matters”). The Stockholder agrees that (i) this proxy shall be irrevocable, but subject to the termination provisions set forth in Article 7 hereof and the provisions of the second sentence of Section 8.01, and coupled with an interest and shall survive the insolvency or liquidation of the Stockholder and (ii) the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy or power of attorney previously granted by the Stockholder with respect to the Subject Shares. Without limiting the Stockholder’s obligations under Section 1.01, the Stockholder shall not during the term of this Agreement in connection with any of the Specified Matters grant any other proxy or power of attorney with respect to any of the Subject Shares in respect of the Specified Matters, deposit any of the Subject Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares in connection with any of the Specified Matters. The Stockholder shall be permitted to vote the Subject Shares in connection with any of the Specified Matters provided that such vote is in compliance with Section 1.01 hereof, and in the case of a vote at a meeting is submitted at least three business days prior to such meeting or in the case of delivery of a consent is delivered to Fortune for submission to GBC at least three business days prior to the due date for submission to GBC, and in any such circumstance in which the Stockholder’s vote or consent complies with Section 1.01 hereof and the foregoing submission and delivery requirements, the Proxy Holders will not use the proxy granted pursuant to this Section 1.02 unless the Stockholder’s vote or consent is subsequently withdrawn. The Stockholder will retain at all times the right to vote the Subject Shares, in the Stockholder’s discretion, on all matters other than the Specified Matters that are at any time or from time to time presented to GBC’s stockholders generally. For the avoidance of doubt, the proxy granted pursuant to this Section 1.02 shall be revoked automatically upon termination of this Agreement pursuant to Article 7 hereof.

Section 1.03 Transfer Restrictions. From and after the date hereof and until the termination of this Agreement pursuant to Article 7, the Stockholder agrees not to (i) sell, transfer, pledge (except to the extent that such Subject Shares are pledged as of the date hereof (the “Pledged Shares”)), encumber, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any Person other than pursuant to the Merger Agreement, (ii) deposit the Subject Shares into a voting trust, enter into any voting arrangement or understanding, or otherwise Transfer, whether by proxy, voting agreement or otherwise the right to vote the Subject Shares or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing, disabling or impeding the Stockholder from performing its obligations under this Agreement. The foregoing restrictions will not apply to (x) Transfers to affiliates (other than GBC and its Subsidiaries) of the Stockholder and the entry into related agreements by and among the Stockholder and/or its affiliates provided that such affiliates have executed an instrument or instruments, in form and substance reasonably satisfactory to ACCO, agreeing to be bound by this Agreement to the same extent as the Stockholder with respect to the Subject Shares to which such Transfer relates or (y) Transfers pursuant to the exercise of options to purchase any of the Subject Shares that have been granted and are outstanding as of the date of this Agreement (“Subject Share Options”), provided that the Stockholder will use commercially reasonable efforts to cause the Person exercising such an option to execute an instrument or instruments, in form and substance reasonably satisfactory to ACCO, agreeing to be bound by this Agreement to the same extent as the Stockholder with respect to the Subject Shares to which such Transfer relates, or (z) Transfers of Pledged Shares as part of the exercise of remedies under the Amended and Restated Pledge Agreement dated as of April 26, 2002, as amended, between the Stockholder and Harris Trust and Savings Bank, as agent (the “Pledge Agreement”) following an Event of Default (as such term is used in the Pledge Agreement), provided that at all times prior to the Effective Time the Subject Shares to which such Transfers relate will be, and any transferee of such Subject Shares will hold such shares, subject to rights of Fortune and ACCO hereunder and the irrevocable proxy granted to the Proxy Holders hereunder.

Section 1.04 Legending of Certificates; Nominees Shares. The Stockholder shall use reasonable efforts to promptly cause the following legend to be conspicuously noted on each certificate representing the Subject Shares:

“The shares represented by this certificate are subject to a Voting Agreement dated as of March 15, 2005. The Voting Agreement restricts the transferability of the shares represented by this certificate, and includes a voting agreement, and an irrevocable proxy to vote the shares represented by this certificate.”

Section 1.05 Appraisal Rights. The Stockholder hereby irrevocably waives any rights of appraisal in connection with the Merger.

Section 1.06 No Solicitation. From the date of this Agreement and until the termination of this Agreement pursuant to Article 7 hereof, the Stockholder shall not, and the Stockholder shall use its reasonable best efforts to cause its directors, officers, partners, employees, advisors, affiliates, representatives, agents and other intermediaries (including any investment banker, accountant, legal advisor or other consultant) (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any GBC Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any Person relating to a GBC Acquisition Proposal, or engage in any negotiations concerning a GBC Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement a GBC Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any GBC Acquisition Proposal, (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any GBC Acquisition Proposal or (v) waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement to which it or any of its Representatives is a party with respect to GBC or transactions involving GBC, provided, however, that the Stockholder may consult solely with and provide information solely to the Board of Directors of GBC with respect to a GBC Acquisition Proposal at such board’s request if and only if such board, after consulting with outside legal counsel, concludes in good faith that its failure to consult with the Stockholder at the specific time of the request would be a breach of its fiduciary duties to stockholders under Applicable Laws. As promptly as practicable (and in any event within 36 hours) after receipt of any GBC Acquisition Proposal or any request for nonpublic information or any inquiry relating in any way to a GBC Acquisition Proposal, the Stockholder shall provide Fortune and ACCO with oral and written notice of the material terms and conditions of such GBC Acquisition Proposal, request or inquiry and the identity of the Person or group making any such GBC

Acquisition Proposal, request or inquiry and a copy of all correspondence and other written materials (including written materials provided by email or otherwise in electronic format) provided to the Stockholder in connection with such GBC Acquisition Proposal, request or inquiry. The Stockholder shall provide Fortune and ACCO as promptly as practicable with all information as is reasonably necessary to keep Fortune and ACCO informed in all material respects of all oral or written communications regarding, and the status and material terms of, any such GBC Acquisition Proposal, request or inquiry and shall promptly provide to Fortune and ACCO a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to the Stockholder in connection with such GBC Acquisition Proposal, request or inquiry. The Stockholder agrees that it will use reasonable best efforts to inform promptly its Representatives of the obligations undertaken by the Stockholder in this Section 1.06. Fortune and ACCO hereby acknowledge and agree that this Section 1.06 shall not limit or otherwise restrict GBC (whose obligations are set forth in the Merger Agreement) nor shall the Stockholder be liable or responsible for any action taken by GBC pursuant to (or in violation of) the Merger Agreement or otherwise provided the Stockholder has complied with its obligations hereunder and has not caused such action by GBC to be taken.

Section 1.07 No Restraint on Officer or Director Action. Notwithstanding anything to the contrary herein, Fortune hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict the Stockholder, or any officer, director, partner or employee of the Stockholder, who is, or becomes during the term hereof, a director or an officer of GBC with respect to any act or omission that such individual may undertake or authorize in his or her capacity as a director or an officer of GBC, including any vote that such individual may make as a director of GBC, with respect to any matter presented to the board of directors of GBC. The agreements set forth herein shall in no way restrict any such director or officer in the exercise of his or her fiduciary duties as a director or officer of GBC. The Stockholder has executed this Agreement solely in the capacity as the record and beneficial owner of Subject Shares and no action taken by any such director or officer solely in such person’s capacity as a director or officer of GBC shall be deemed to constitute a breach of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

The Stockholder hereby represents and warrants to Fortune and ACCO as of the date hereof as follows:

Section 2.01 Good Standing. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 2.02 Due Authorization; Binding Agreement. The Stockholder has all requisite corporate power and authority to enter into this Agreement and to performs its obligations hereunder. The execution and delivery of this Agreement and the performance by the Stockholder of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization and valid execution and delivery by Fortune and ACCO, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors generally or general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.03 No Conflicts.

(a) The execution and delivery by the Stockholder of this Agreement does not, and the performance by the Stockholder of its obligations hereunder will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under or the creation of a Lien, charge, “put” or “call” right or other encumbrance on, or the loss of, any of the Subject Shares under or pursuant to (i) any provision of the certificate of incorporation or Bylaws of the Stockholder or (ii) (A) any material contract to which the Stockholder or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (B) any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or any of its Subsidiaries or their respective properties or assets.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Stockholder in connection with the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, approval, order, or authorization or to make such registration, declaration or filing would not have a material adverse effect on the Stockholder or prevent, delay or impede the performance by the Stockholder of its obligations under this Agreement.

Section 2.04 Ownership of the Subject Shares. The Stockholder is the beneficial owner and the owner of record of the Subject Shares. The Stockholder does not own, beneficially or of record, any shares of capital stock of GBC or securities convertible into or exchangeable for shares of capital stock of GBC, other than the Subject Shares. Except as set forth on Schedule 2.04, the Stockholder has the sole right and power to vote and dispose of the Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Subject Shares, except for this Agreement.

Section 2.05 Litigation. There is no suit, action, proceeding or regulatory investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that restricts in any material respect or prohibits (or, if successful, would reasonably be expected to restrict or prohibit) the exercise by any party or beneficiary of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

Section 2.06 Accuracy of Representations; Reliance by Fortune. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement. The Stockholder understands and acknowledges that Fortune and ACCO are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

ARTICLE III

FURTHER ASSURANCES.

The Stockholder agrees, from time to time, to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Fortune may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

ARTICLE IV

STOP TRANSFER ORDER.

The Stockholder hereby authorizes GBC’s counsel to notify GBC’s transfer agent that, prior to any termination of this Agreement, there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). Fortune and ACCO acknowledge and agree that such stop order shall not apply to any (a) Transfers pursuant to the exercise of Subject Share Options or (b) Transfers of Pledged Shares as part of the exercise of remedies under the Pledge Agreement following an Event of Default.

ARTICLE V

ADJUSTMENTS TO PREVENT DILUTION.

In the event of a stock dividend or distribution, or any change in the GBC Common Stock or GBC Class B Common Stock by reason of any stock dividend, split-up,

reclassification, recapitalization, combination or the exchange of shares, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged.

ARTICLE VI

ASSIGNMENT; THIRD PARTY BENEFICIARIES.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however the Stockholder may assign its rights, interests and obligations under this Agreement with respect to any Subject Shares to any affiliate that acquires such Subject Shares in accordance with the terms and subject to the conditions of Section 1.03. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

ARTICLE VII

TERMINATION.

This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the first to occur of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to Section 9.1 of the Merger Agreement; provided that if this Agreement shall terminate as a result of the occurrence of the Effective Time, the agreements set forth in Section 1.05 shall survive the Effective Time. Nothing in this Article 7 shall relieve any party of liability for breach of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS.

Section 8.01 Amendments to this Agreement; Amendments to the Merger Agreement. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by the Stockholder, Fortune or ACCO from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the Stockholder, Fortune and ACCO, and then it shall be effective only in the specific instance and for the specific purpose for which it is given. Notwithstanding anything to the contrary in this Agreement, the Stockholder will not be required to comply with Section 1.01 of this Agreement (nor will the irrevocable proxy granted pursuant to Section 1.02 apply) if, and only if, the Merger Agreement is amended without the prior written consent of the Stockholder and such amendment (1) has an adverse effect on the Stockholder as a result of a change in any of the definitions of Exchange Ratio, GBC Fully Diluted Shares (as defined in the Distribution Agreement) or Post-Closing ACCO Shares Outstanding (as defined in the Distribution Agreement) or (2) treats the Stockholder differently from all other stockholders of GBC in terms of the consideration received per share of GBC stock.

Section 8.02 Publication. The Stockholder hereby consents to disclosure in the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and press releases with respect to the Merger in accordance with the Merger Agreement, of the identity of the Stockholder and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, that, in advance of any such disclosure, the Stockholder shall be afforded a reasonable opportunity to review and comment thereon.

Section 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (d) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid to Fortune and ACCO in accordance with Section 10.2 of the Merger Agreement and to the Stockholder at Lane Industries, Inc. One Lane Center, 1200 Shermer Road, Northbrook, Illinois 60062, Attention: Arthur J. Schiller, General Counsel, Fax No. (847) 291-5803; with a copy to: Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn, Chicago, Illinois 60603, Attention: Larry A. Barden and Chris Abbinante, Fax No. (312) 853-7036 (or at such other address for a party as shall be specified by like notice).

Section 8.04 Interpretation. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 8.05 Remedies Cumulative. All rights, powers and remedies provided in this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

Section 8.06 Waivers. Except as otherwise specifically provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision contained in this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision contained in this Agreement.

Section 8.07 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.08 No Survival. None of the representations or warranties in this Agreement or in any other document delivered pursuant to this Agreement shall survive the date this Agreement is terminated pursuant to Article 7; provided, however, that the termination of this Agreement shall not relieve any party for any liability for any breach of this Agreement that occurred prior to the termination hereof.

Section 8.09 Cooperation as to Regulatory Matters. If so requested by Fortune, ACCO or GBC promptly after the date hereof, the Stockholder will use its reasonable best efforts to make, or to cooperate in the making by GBC of, all filings which are required under the HSR Act and applicable requirements under antitrust and other competition laws of jurisdictions outside the United States of America (“Foreign Competition Laws”) and to seek all regulatory approvals required in connection with the transactions contemplated by the Merger Agreement. In furtherance and not in limitation of the foregoing, the Stockholder agrees to make the appropriate filings, or cooperate in the making by GBC of appropriate filings, if any are required, under Foreign Competition Laws. The parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any governmental agency, including filings under the provisions of the HSR Act. The Stockholder shall also (i) supply Fortune, ACCO and GBC with copies of all correspondence (excluding filings); and (ii) inform Fortune, ACCO and GBC of all communications between the Stockholder and its representatives and the Federal Trade Commission, the Department of Justice and any other governmental agency or authority and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

Section 8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 8.11 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Stockholder, Fortune and ACCO, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

Section 8.12 Fees and Expenses; Restriction on Fees.

(a) All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses; and

(b) The Stockholder agrees that, commencing on the date hereof, it will not, directly or indirectly, accept any payment from GBC or any of its Subsidiaries that would result in a breach of any obligation or agreement of GBC under Merger Agreement or any of the Transaction Agreements.

Section 8.13 Legal Counsel. The Stockholder acknowledges that it has been advised by, and has had the opportunity to consult with, its own attorney prior to entering into this Agreement. The Stockholder acknowledges that the attorneys for GBC represent GBC and do not represent the Stockholder in connection with this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated hereby or thereby.

Section 8.14 Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. The parties agree that they shall be entitled to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware and any Federal court, sitting in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 8.15 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date hereinabove written.

FORTUNE BRANDS, INC.

By:	/s/ Christopher J. Klein
Name:	Christopher J. Klein
Title:	Senior Vice President

ACCO WORLD CORPORATION

By:	/s/ Neal Fenwick
Name:	Neal Fenwick
Title:	Executive Vice President - Finance and Administration

LANE INDUSTRIES, INC.

By:	/s/ Forrest M. Schneider
Name:	Forrest M. Schneider
Title:	President and Chief Executive Officer

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